Exhibit 99.1

                WHOLE FOODS MARKET REPORTS FIRST QUARTER RESULTS
    COMPARABLE STORE SALES INCREASE 7% ON TOP OF 13% INCREASE IN PRIOR YEAR;
             CASH FLOW FROM OPERATIONS INCREASES 27% TO $112 MILLION

February 21, 2007. Whole Foods Market, Inc. (NASDAQ: WFMI) today reported sales and earnings for the 16-week quarter ended January 14, 2007. In a separate release, the Company announced that it signed a definitive merger agreement with Wild Oats Markets, Inc. (NASDAQ: OATS) under which Whole Foods Market will acquire the outstanding common stock of Wild Oats Markets in a cash tender offer of $18.50 per share.

For the quarter, sales increased 12% to $1.9 billion. Comparable store sales increased 7.0% on top of a 13.0% increase in the prior year. Identical store sales (excluding three relocated stores and three major expansions) increased 6.2%. Operating income before pre-opening and relocation increased 2% to $101.8 million. Net income was $53.8 million, and diluted earnings per share were $0.38. Economic Value Added (EVA) was $10.2 million for the quarter.

During the quarter, approximately $10.2 million, or $0.07 per share, relating to share-based compensation, pre-opening rent and accelerated depreciation was expensed for accounting purposes but was non-cash, compared to $4.4 million, or $0.03 per share, in the prior year. For the quarter, operating cash flow per share increased 30% to $0.79 from $0.61 in the prior year.

During the quarter, the Company produced $112 million in cash flow from operations and received $29 million in proceeds from the exercise of stock options. Capital expenditures in the quarter were $153 million of which $101 million was for new stores, and the Company paid approximately $21 million to shareholders in cash dividends. At the end of the quarter, the Company had total cash and investments of approximately $222 million and total long-term debt of approximately $3 million.

"We are pleased with our 7% comparable store sales growth in the first quarter, which was in line with our expectations and against a tough 13% comparison in the prior year," said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market. "We are producing higher sales growth, comps and sales per square foot than our public competitors. Given our record store development pipeline, continued anticipated acceleration in store openings, and now the announcement of our pending merger with Wild Oats Markets, we believe we are even better positioned to achieve our goal of $12 billion in sales in fiscal year 2010. Over the longer term, however, we believe our sales potential is much greater as the market continues to grow and as our company continues to improve."

The following table shows the Company's growth in sales, comparable store sales, and ending square footage year to date compared to its historical five-year ranges and average results.

                                       FIVE-YEAR FY RANGE
                                    ------------------------     FIVE-YEAR        Q1
                                       LOW           HIGH       FY AVERAGE       FY07
                                    ----------    ----------    ----------    ----------
Sales growth                              17.0%         22.8%         20.3%         12.2%
Comparable store sales growth              8.6%         14.9%         11.5%          7.0%
Two-year comps (sum of two years)         18.6%         27.8%         22.7%         20.0%
Ending square footage growth                10%           14%           12%            9%

The following table breaks out additional information on the quarter for comparable stores and all stores.

                                                                        NOPAT         # OF        AVERAGE       TOTAL
COMPARABLE STORES                                         COMPS         ROIC*        STORES        SIZE      SQUARE FEET
----------------------------------------------------   ----------    ----------    ----------   ----------   -----------
Over 11 years old                                             3.8%           77%           50       27,300     1,366,400
Between eight and 11 years old                                4.6%           65%           31       30,800       953,800
Between five and eight years old                              6.5%           40%           41       32,900     1,349,000
Between two and five years old                                9.3%           25%           37       38,300     1,417,500
Less than two years old (includes three relocations)         15.2%            4%           20       51,100     1,022,200
                                                       ----------    ----------    ----------   ----------   -----------
All comparable stores (7.4 years old, s.f. weighted)          7.0%           35%          179       34,100     6,108,900
All stores (6.9 years old, s.f. weighted)                                    31%          189       34,800     6,581,300

*Includes pre-opening expense

Gross profit consists of sales less cost of goods sold and occupancy costs plus the contribution from non-retail distribution and food preparation operations. For the first quarter, gross profit decreased 24 basis points to 34.3% of sales. These results include a LIFO charge of $1.0 million in the quarter, unchanged from the prior year. Due to seasonality, the Company's gross margin is typically lower in the first quarter than in the remaining three quarters of the year, averaging 34.3% for the past five years. For stores in the comparable store base, gross profit improved two basis points to 34.5% of sales.

Direct store expenses increased 35 basis points to 25.8% of sales. The increase was primarily due to higher share-based compensation expense and health care costs as a percentage of sales. For stores in the comparable store base, direct store expenses improved six basis points to 25.4% of sales.

G&A expenses improved five basis points to 3.0% of sales.

Share-based compensation expense, a non-cash expense, was $4.8 million for the quarter versus $1.1 million in the prior year. Of this amount, $2.6 million was included in direct store expenses, $2.0 million was included in G&A, and $0.2 million was included in non-retail contribution.

The following table shows the Company's year-to-date results for certain line items as a percentage of sales compared to its historical five-year ranges and averages, highlighting the consistency of these results on an annualized basis over time.

                                       FIVE-YEAR FY RANGE
                                    ------------------------     FIVE-YEAR        Q1
                                       LOW           HIGH       FY AVERAGE       FY07
                                    ----------    ----------    ----------    ----------
Gross profit                              34.2%         35.1%         34.8%         34.3%
Direct store expenses                     25.2%         25.5%         25.4%         25.8%
Store contribution                         9.0%          9.6%          9.4%          8.4%
G&A                                        3.1%          3.6%          3.2%          3.0%

Pre-opening and relocation costs were $16.3 million of which approximately $5.4 million was pre-opening rent and accelerated depreciation that was expensed for accounting purposes but was non-cash. In the prior year, pre-opening and relocation costs were $8.5 million of which approximately $3.3 million was non-cash.

NEW STORE DEVELOPMENT

In the first quarter, the Company opened three stores in West Orange, NJ, Tigard, OR and Seattle, WA and relocated one store in Dallas, TX, ending the quarter with 189 stores and approximately 6.6 million square feet in operation. In the second quarter, the Company has opened two stores in Fairfax, VA and Chicago, IL, relocated one store in Portland, ME, and expects to open two additional stores in Birmingham, AL and Cleveland, OH. As of today, the Company has opened 14 new stores over the last twelve months.

The Company has recently signed seven new store leases averaging 50,000 square feet in size which are as follows: Mill Valley, CA; Santa Cruz, CA; Fairfield, CT; Alpharetta, GA (a relocation); St. Louis, MO; Manhattan, NY; and Charlottesville, VA (a relocation).

Since the Company's fourth quarter earnings release, the Company has opened five new stores and tendered eight leases. The following table provides additional information about the Company's store openings in fiscal year 2006 and thus far in fiscal year 2007, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2010. For accounting purposes, a store is considered tendered on the date the Company takes possession of the leased space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion.

                                                        STORES          STORES          CURRENT         CURRENT
                                                        OPENED          OPENED          LEASES          LEASES
NEW STORE INFORMATION                                    FY06          FY07 YTD        TENDERED         SIGNED*
--------------------------------------------------   ------------    ------------    ------------    ------------
Number of stores (including relocations)                       13               7              16              88
Number of relocations                                           2               2               2              16
New markets                                                     4               0               2              21
Average store size (gross square feet)                     50,000          54,000          54,000          56,000
    As a percentage of existing store average size            147%            153%            154%            159%
Total square footage                                      653,000         378,000         870,000       4,972,000
    As a percentage of existing square footage                 10%              6%             13%             74%
Average pre-opening expense per store (incl. rent)   $1.9 million
Average pre-opening rent per store                   $0.7 million
Average tender period                                  7.8 months

*Includes leases tendered

GROWTH GOALS FOR FISCAL YEAR 2007 AND BEYOND

The Company's guidance for fiscal year 2007 excludes any impact from the pending merger with Wild Oats Markets, as the transaction has not closed.

The Company notes that fiscal year 2007 is a 53-week year, with the extra week falling in the fourth quarter making it a thirteen-week quarter. For fiscal year 2007, on a 52-week to 52-week basis, the Company expects total sales growth of 13% to 17%. In fiscal year 2006, the Company produced 11.0% comparable stores sales growth, ranging from 13.0% in the first quarter to 8.6% in the fourth quarter. The Company expects comparable store sales growth of 6% to 8% for fiscal year 2007.

Thus far in fiscal year 2007, the Company has opened seven stores and expanded one store representing approximately 399,000 square feet. In addition, 13 of the Company's 16 currently tendered stores, representing approximately 716,000 square feet, are expected to open this fiscal year, translating to an estimated year-over-year increase in ending square footage of approximately 16%.

On a 52-week basis compared to adjusted fiscal year 2006 results, the Company expects growth in operating income before pre-opening and relocation costs to be in line with or slightly lower than sales growth.

The Company expects total pre-opening and relocation costs for fiscal year 2007 to be in the range of $68 million to $74 million, including approximately $30 million to $34 million of pre-opening rent and accelerated depreciation related to relocations, both of which are expensed for accounting purposes but primarily non-cash. This significant year-over-year increase is due primarily to the anticipated acceleration in leases tendered and square footage opening in fiscal years 2007 and 2008, including the opening of 18 to 20 new stores this fiscal year. Approximately $18 million to $24 million relates to stores expected to open in fiscal year 2008. These ranges are based on estimated tender dates which are subject to change. The Company expects significantly higher-than-average pre-opening expense in fiscal year 2007 of approximately $7 million related to its first Whole Foods Market store in London. Excluding this store, the Company expects total pre-opening and relocation expense for stores opening in fiscal year 2007 to average approximately $2.4 million per store, above the Company's average for stores that opened in fiscal year 2006 due primarily to higher accelerated depreciation related to relocations. The Company expects quarterly pre-opening and relocation expense to be fairly even throughout the remainder of the fiscal year.

The Company expects share-based compensation, a non-cash expense, of approximately $2 million to $3 million in the second quarter and $3 million to $4 million per quarter in the second half of the year following the Company's annual grant date early in the third quarter, when the majority of options are granted.

Capital expenditures are expected to be in the range of $525 million to $575 million. Of this amount, approximately 70% to 75% is related to new stores opening in fiscal year 2007 and beyond.

The Company expects its materially higher pre-opening and relocation costs resulting primarily from the anticipated acceleration in leases tendered and square footage opening in fiscal years 2007 and 2008 to significantly impact fiscal year 2007 diluted earnings per share growth. As noted above, diluted earnings per share are expected to include approximately $43 million to $50 million of pre-opening rent, accelerated depreciation, and share-based compensation expensed for accounting purposes but primarily non-cash.

Longer term, the Company's goal is to reach $12 billion in sales in fiscal year 2010.

About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and the largest natural and organic foods retailer. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 191 stores in the United States, Canada and the United Kingdom.

LEGAL STATEMENTS

The tender offer described herein has not commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Wild Oats Markets. At the time the tender offer is commenced, Whole Foods Market, Inc. and one of its subsidiaries intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Wild Oats Markets intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. These documents will contain important information about the tender offer that should be read carefully before any decision is made with respect to the tender offer. These materials will be made available to the shareholders of Wild Oats Markets at no expense to them. In addition, such materials (and all other documents filed with the SEC) will be available at no charge at http://www.wildoats.com, http://www.wholefoodsmarket.com and on the SEC's website at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market's report on Form 10-K for the fiscal year ended September 24, 2006. Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement, as well as its cash tender offer for Wild Oats Markets, at 4:00 p.m. CT. The dial-in number is 1-800-896-8445, and the conference ID is "Whole Foods." A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

                                                 Sixteen weeks ended
                                              -------------------------
                                              January 14,   January 15,
                                                 2007          2006
                                              -----------   -----------
Sales                                         $ 1,870,731   $ 1,666,953
Cost of goods sold and occupancy costs          1,229,972     1,092,018
  Gross profit                                    640,759       574,935
Direct store expenses                             482,797       424,438
  Store contribution                              157,962       150,497
General and administrative expenses                56,132        50,889
  Operating income before pre-opening
   and relocation                                 101,830        99,608
Pre-opening expenses                               13,255         7,823
Relocation costs                                    3,029           668
  Operating income                                 85,546        91,117
Investment and other income, net                    4,045         6,079
  Income before income taxes                       89,591        97,196
Provision for income taxes                         35,836        38,878
  Net income                                  $    53,755   $    58,318

  Basic earnings per share                    $      0.38   $      0.42
  Weighted average shares outstanding             140,267       137,532

  Diluted earnings per share                  $      0.38   $      0.40
  Weighted average shares outstanding,
   diluted basis                                  142,918       145,317

  Dividends per share                         $      0.33   $      2.15

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):

                                                 Sixteen weeks ended
                                              -------------------------
                                              January 14,   January 15,
                                                  2007          2006
                                              -----------   -----------
Net income (numerator for basic
 earnings per share)                          $    53,755   $    58,318
Interest on 5% zero coupon convertible
 subordinated debentures, net of
 income taxes                                          40           102
Adjusted net income (numerator for
 diluted earnings per share)                  $    53,795   $    58,420
Weighted average common shares
 outstanding (denominator
 for basic earnings per share)                    140,267       137,532
Potential common shares outstanding:
  Assumed conversion of 5% zero coupon
   convertible subordinated debentures                160           428
  Assumed exercise of stock options                 2,491         7,357
Weighted average common shares
 outstanding and potential additional
 common shares outstanding (denominator
 for diluted earnings per share)                  142,918       145,317

  Basic earnings per share                    $      0.38   $      0.42
  Diluted earnings per share                  $      0.38   $      0.40

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
January 14, 2007 and September 24, 2006
(In thousands)

Assets

                                                 2007          2006
                                              -----------   -----------
Current assets:
Cash and cash equivalents                     $    43,585   $     2,252
Short-term investments -
 available-for-sale securities                    104,393       193,847
Restricted cash                                    74,485        60,065
Trade accounts receivable                          77,680        82,137
Merchandise inventories                           239,943       203,727
Deferred income taxes                              50,368        48,149
Prepaid expenses and other current assets          41,183        33,804
  Total current assets                            631,637       623,981
Property and equipment, net of accumulated
 depreciation and amortization                  1,323,876     1,236,133
Goodwill                                          113,494       113,494
Intangible assets, net of accumulated
 amortization                                      40,167        34,767
Deferred income taxes                              33,754        29,412
Other assets                                        5,833         5,209
  Total assets                                $ 2,148,761   $ 2,042,996

Liabilities And Shareholders' Equity

                                                 2007          2006
                                              -----------   -----------
Current liabilities:
Current installments of long-term
 debt and capital lease obligations           $        78   $        49
Trade accounts payable                            140,347       121,857
Accrued payroll, bonus and other
 benefits due team members                        159,876       153,014
Dividends payable                                  25,370           ---
Other current liabilities                         240,794       234,850
  Total current liabilities                       566,465       509,770
Long-term debt and capital lease
 obligations, less current installments             2,852         8,606
Deferred rent liability                           125,547       120,421
Other long-term liabilities                           ---            56
  Total liabilities                               694,864       638,853
Shareholders' equity:
Common stock, no par value, 300,000 shares
 authorized; 142,950 and 142,198 shares
 issued; 140,580 and 139,607 shares
 outstanding in 2007 and 2006, respectively     1,191,708     1,147,872
Common stock in treasury, at cost                 (99,964)      (99,964)
Accumulated other comprehensive income              5,413         6,975
Retained earnings                                 356,740       349,260
 Total shareholders' equity                     1,453,897     1,404,143
Commitments and contingencies
  Total liabilities and shareholders'
   equity                                     $ 2,148,761   $ 2,042,996

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

                                                         Sixteen weeks ended
                                                     --------------------------
                                                     January 14,    January 15,
                                                        2007           2006
                                                     -----------    -----------
Cash flows from operating activities
Net income                                           $    53,755    $    58,318
Adjustments to reconcile net income to
 net cash provided by operating activities:
    Depreciation and amortization                         52,731         46,399
    Loss on disposition of assets                          1,030            494
    Share-based compensation                               4,773          1,131
    Deferred income tax benefit                           (6,561)        (6,656)
    Excess tax benefit related to exercise of
     employee stock options                               (5,286)       (31,411)
    Deferred rent                                          4,735          3,101
    Other                                                    506            162
    Net change in current assets and liabilities:
        Trade accounts receivable                          4,457         (8,232)
        Merchandise inventories                          (37,216)       (22,921)
        Prepaid expense and other current assets         (10,454)        (3,352)
        Trade accounts payable                            18,490          4,869
        Accrued payroll, bonus and other
         benefits due team members                         6,862         13,471
        Other accrued expenses                            24,607         32,871
  Net cash provided by operating activities              112,429         88,244
Cash flows from investing activities
Development costs of new store locations                (100,942)       (35,330)
Other property, plant and equipment expenditures         (52,083)       (33,737)
Acquisition of intangible assets                          (6,246)          (884)
Purchase of available-for-sale securities               (145,268)           ---
Sale of available-for-sale securities                    234,777            ---
Increase in restricted cash                              (14,420)       (12,111)
  Net cash used in investing activities                  (84,182)       (82,062)
Cash flows from financing activities
Dividends paid                                           (20,971)       (17,063)
Issuance of common stock                                  28,806        129,556
Excess tax benefit related to exercise
 of employee stock options                                 5,286         31,411
Payments on long-term debt and capital
 lease obligations                                           (35)           (56)
  Net cash provided by financing activities               13,086        143,848
Net increase in cash and cash equivalents                 41,333        150,030
Cash and cash equivalents at beginning of period           2,252        308,524
Cash and cash equivalents at end of period           $    43,585    $   458,554

Supplemental disclosure of cash flow information:
  Interest paid                                      $       124    $       248
  Federal and state income taxes paid                $    22,294    $     5,262
Non-cash transactions:
  Conversion of convertible debentures
   into common stock                                 $     5,686    $     3,656

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added ("EVA") and Operating Cash Flow per Share in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company and EVA for incentive compensation and capital planning purposes.

The following is a tabular reconciliation of the EVA non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

                                                 Sixteen weeks ended
                                              -------------------------
                                              January 14,   January 15,
EVA                                              2007          2006
-------------------------------------------   -----------   -----------
Net income                                    $    53,755   $    58,318
Provision for income taxes                         35,836        38,878
Interest expense and other                          7,730         4,516
  NOPBT                                            97,321       101,712
Income taxes (40%)                                 38,928        40,685
  NOPAT                                            58,393        61,027
Capital Charge                                     48,242        44,767
  EVA                                         $    10,151   $    16,260

The following is a tabular reconciliation of the numerator of the Operating Cash Flow per Share non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

                                                 Sixteen weeks ended
                                              -------------------------
                                              January 14,   January 15,
Operating Cash Flow per Share                    2007          2006
-------------------------------------------   -----------   -----------
Net income                                    $    53,755   $    58,318
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                    52,731        46,399
  Loss on disposition of assets                     1,030           494
  Share-based compensation                          4,773         1,131
  Deferred income tax benefit                      (6,561)       (6,656)
  Excess tax benefit related to
   exercise of employee stock options              (5,286)      (31,411)
  Deferred rent                                     4,735         3,101
  Other                                               506           162
  Net change in current assets and
   liabilities:
  Trade accounts receivable                         4,457        (8,232)
  Merchandise inventories                         (37,216)      (22,921)
  Prepaid expense and other current assets        (10,454)       (3,352)
  Trade accounts payable                           18,490         4,869
  Accrued payroll, bonus and other
   benefits due team members                        6,862        13,471
  Other accrued expenses                           24,607        32,871
Net cash provided by operating activities     $   112,429   $    88,244
Weighted average shares outstanding,
 diluted basis                                    142,918       145,317
  Operating Cash Flow per Share               $      0.79   $      0.61

SOURCE  Whole Foods Market, Inc.
    -0-                             02/21/2007
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-542-0204/
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)